Exhibit 99.1







                            STIPULATION OF SETTLEMENT
                            -------------------------

            This Stipulation by and between John S. Pereira, in his capacity as the Chapter 7 Trustee (the "Trustee") of Trace International Holdings, Inc. ("Trace International") and Trace Foam Sub, Inc. ("Trace Foam Sub" and, collectively with Trace International, the "Debtors") and The Bank of Nova Scotia (the "Bank"), through their respective attorneys.

                                   Background
                                   ----------
            A. The Bank made loans and advances, and extended credit and other financial accommodations to or for the benefit of (collectively, the "Pre-Petition Loans"), Trace International and/or Trace Foam Sub pursuant to, or in connection with, certain loan agreements and other documents (collectively, the "Pre-Petition Loan Documents"). The Pre-Petition Loan Documents are more fully described in the proof of claim filed by the Bank in the Debtors' bankruptcy cases.

            B. On July 21, 1999 (the "Petition Date") the Debtors filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court").

            C. The Bank asserts that as of July 21, 1999 (the "Petition Date"), the Debtors were, and still are, (i) in the case of Trace International, indebted to the Bank in the aggregate principal amount of approximately $156,699,707 in respect of Pre-Petition Loans plus approximately $10,685,894 in unpaid interest thereon, (ii) in the case of Trace Foam Sub, indebted to the Bank in the aggregate principal amount of approximately $26,669,951 in respect of Pre-Petition Loans plus approximately $1,528,902 in unpaid interest thereon and (iii) in the case of Trace International and Trace Foam Sub, indebted to the Bank in respect of interest, fees, costs, expenses and other charges (including without limitation attorneys' fees and expenses) owing pursuant to the Pre-Petition Loan Documents in amounts to be determined.

            D. The Bank asserts that pursuant to the Pre-Petition Loan Documents, the Debtors were, and still are, indebted to the Bank in an amount to be determined on account of interest, fees, costs, expenses and other charges (including without limitation attorneys' fees and expenses) accrued subsequent to the Petition Date. The claims described in paragraph C and this paragraph D are hereinafter referred to collectively as the "Pre-Petition Bank Claims."

            E. The Bank asserts that the Pre-Petition Bank Claims are secured by liens and security interests in the collateral described in the Pre-Petition Loan Documents (the "Pre-Petition Bank Collateral"), including without limitation all of the Debtors' right, title and interest in and to approximately (i) 3,993,110 shares of common stock of United Auto Group, Inc.,
(ii) 197,179 shares of common stock ("Foamex Common


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Stock") of Foamex International, Inc. ("Foamex"), (iii) 1000 shares of common stock of Trace Foam Sub and (iv) 2,057 shares of Series C preferred stock of CHF Holdings, Inc.

            F. Pursuant to that certain Option and Transfer Agreement dated as of November 12, 1999, by and between Donaldson, Lufkin & Jenrette, Inc. ("DLJ") and the Bank, the Bank has acquired all of DLJ's right, title and interest in and to a loan by DLJ and/or affiliate(s) thereof to Trace Foam Sub pursuant to a Customer Agreement between Donaldson, Lufkin & Jenrette Securities Corporation and Trace Foam Sub, and certain agreements, instruments and documents related thereto (the "DLJ Transaction Documents" and, collectively with the Pre-Petition Loan Documents, the "Pre-Petition Documents").

            G. The Bank asserts that as of the Petition Date, Trace Foam Sub was, and still is, (i) indebted to the Bank (as assignee of DLJ) in the aggregate principal amount of approximately $35,976,427.60 (including interest compounded in accordance with the DLJ Transaction Documents) and (ii) indebted to the Bank (as assignee of DLJ) in respect of interest, fees, costs, expenses and other charges (including without limitation (x) costs incurred in connection with hedging and covering transactions and (y) attorneys' fees and expenses) owing pursuant to the DLJ Transactions Documents in amounts to be determined.

            H. The Bank asserts that pursuant to the DLJ Transaction Documents, Trace Foam Sub was, and still is, indebted to the Bank (as assignee of DLJ) in the aggregate amount of at least $3,000,000 on account of interest, fees, costs, expenses and other charges (including without limitation attorneys' fees and expenses) accrued subsequent to the Petition Date. The claims asserted in paragraph G and this paragraph H are hereinafter referred to collectively as the "Assigned Claims" and, collectively with the Pre-Petition Bank Claims, the "Pre-Petition Claims."

            I. The Bank asserts that the Assigned Claims are secured by liens and security interests in the collateral described in the DLJ Transaction Documents (collectively, with the Pre-Petition Bank Collateral, the "Pre-Petition Collateral"), including without limitation all of Trace Foam Sub's right, title and interest in and to 7,000,247 shares of Foamex Common Stock.

            J. Pursuant to that certain Final Order Authorizing Debtor in Possession to Obtain Post-Petition Financing pursuant to Section 364 of the Bankruptcy Code and Granting Liens, Security Interests and Super-Priority Claims, entered by the Bankruptcy Court on or about August 23, 1999 (the "DIP Order"), the Bank made post-petition advances to Trace International, the aggregate outstanding principal amount of which (together with accrued and unpaid interest thereon and all fees and expenses incurred in connection therewith) is $212,815 as of June 30, 2000 (the "DIP Claim", and collectively with Pre-Petition Claims, the "Claims"). The DIP Claim is secured by liens on assets of Trace International as described in the DIP Order (the "DIP Collateral" and, collectively with the Pre-Petition Collateral, the "Collateral").


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            K.       On or about January 24, 2000, the Court entered an "Order
Converting Cases Under Chapter 11 to Cases Under Chapter 7."

            L. On or about January 25, 2000, the United States Trustee appointed the Trustee as interim trustee for the Debtors' estates. Pursuant to
Section 702(d) of the Bankruptcy Code, the Trustee became the permanent trustee at a meeting of creditors on March 6, 2000.

            M. The Trustee has investigated the Pre-Petition Claims, the liens asserted by the Bank in the Pre-Petition Collateral (the "Pre-Petition Liens") and other aspects of the Bank's pre-petition relationship with the Debtors, and the Trustee has raised certain issues relating thereto with the Bank. The Trustee and the Bank have agreed to resolve such issues on the terms set forth herein.

                              Terms and Conditions
                              --------------------

            NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in reliance upon the mutual undertakings of the parties hereto, the Trustee and the Bank hereby agree as follows:

            1.       Release by Trustee. Effective as of the Effective Date (as
                     ------------------
hereinafter defined), the Trustee, on behalf of himself, the Debtors and Debtors' respective estates, and any person or entity claiming by or through any of them (collectively, the "Trustee Releasors") shall be deemed, automatically and without necessity of further action by the Trustee Releasors, the Bank or any other person or entity, to have released and discharged the Bank and all of its present and former directors, managing directors, officers, employees, agents, financial advisors, attorneys, administrators, successors and assigns from all actions, causes of action, accounts, agreements, bonds, bills, covenants, contracts, controversies, claims, damages, demands, debts, dues, extents, executions, judgments, liabilities, obligations, promises, predicate acts, reckonings, specialties, suits, defenses, sums of money, liens, security interests, mortgages, trespasses and variances whatsoever, whether known or unknown, in law, admiralty or equity, whether or not arising in or under or related to the Debtors' Chapter 7 or Chapter 11 cases, which against any of them the Trustee Releasors ever had or now has or have, for, upon, or by reason of any matter, cause or thing whatsoever arising out of or under, connected to, or in any way relating to the Pre-Petition Documents, the Collateral, the Claims, the DIP Order or any aspect of the Bank's relationship with the Trustee Releasors or any of them from the beginning of the world to the Effective Date, but specifically excluding the Bank's performance of its obligations set forth hereunder.

            2.       Release by Bank. Effective as of the Effective Date, the
                     ---------------
Bank, on behalf of itself and any person or entity claiming by or through the Bank, shall be deemed to have released and discharged the Trustee, the Debtors and the Debtors' respective estates and all of their respective present and former directors, managing directors, officers, employees, agents, financial advisors, attorneys, administrators, successors and


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


assigns from all actions, causes of action, accounts, agreements, bonds, bills, covenants, contracts, controversies, claims, damages, demands, debts, dues, extents, executions, judgments, liabilities, obligations, promises, predicate acts, reckonings, specialties, suits, defenses, sums of money, liens, security interests, mortgages, trespasses and variances whatsoever, whether known or unknown, in law, admiralty or equity, whether or not arising in or under or related to the Debtors' Chapter 7 or Chapter 11 cases (collectively, the "Bank Claims"), which against any of them the Bank ever had or now has or have, for, upon, or by reason of any matter, cause or thing whatsoever arising out of or under, connected to, or in any way relating to the Pre-Petition Documents, the Collateral, the Claims, the DIP Order or any aspect of the Bank's relationship with the Trustee, the Debtors or any of them from the beginning of the world to the Effective Date, but specifically excluding (a) the Trustee's performance of its obligations hereunder and (b) any and all rights of the Bank in connection with the Pre-Petition Liens or the Pre-Petition Collateral (it being understood and agreed that the foregoing release of Pre-Petition Claims shall not in any way impair the Pre-Petition Liens or any rights of the Bank with respect thereto, but shall only constitute a release of the Bank's deficiency claim, if any, with respect to the Pre-Petition Claims (and the Pre-Petition Claims shall continue to have recourse to the Pre-Petition Collateral notwithstanding such release)).

            3.       Payment by Bank.  On or as soon as practicable after the
                     ---------------
Effective Date, the Bank shall pay to the Trustee the amount of $137,185, which payment shall be made by a check payable to "John S. Pereira as chapter 7 trustee of the estates of Trace International Holdings, Inc., et al."

            4.       Agreement as to Pre-Petition Collateral. Effective as of
                     ---------------------------------------
the Effective Date, and without limiting the generality of paragraphs 1 and 2 hereof, (a) the Bank shall immediately become the owner of the Pre-Petition Collateral other than 5,697,426 shares of Foamex Common Stock (the "Excluded Shares"), free and clear of all mortgages, liens, charges, restrictions, security interests, adverse claims, pledges or demands whatsoever, as if the Bank had validly foreclosed thereon in accordance with applicable law (without necessity of seeking or obtaining relief from the Bankruptcy Court or taking any other action whatsoever), (b) immediately following the exchange of 1,500,000 shares of Foamex Common Stock (which shares shall not include Excluded Shares) for certain preferred stock of Foamex pursuant to an agreement between the Bank and Foamex or as otherwise determined by the Bank in a written notice to the Trustee if such agreement has terminated by its terms, the Bank shall become the owner of the Excluded Shares, free and clear of all mortgages, liens, charges, restrictions, security interests, adverse claims, pledges or demands whatsoever, as if the Bank had validly foreclosed thereon in accordance with applicable law (without necessity of seeking or obtaining relief from the Bankruptcy Court or taking any other action whatsoever), (c) all rights of the Trustee Releasors with respect to the Pre-Petition Collateral shall terminate and (d) the Trustee shall take all action reasonably requested by the Bank to confirm and reflect such ownership and termination.


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


            5. Upon Receipt by the Trustee of the Settlement Payment pursuant to paragraph 3 hereof, the Trustee will segregate $137,500 in an account (the"Segrageted Account") in the name of the Trustee, but for the direct benefit of Sonnenschein nath & Rosenthal ("Sonnenschein"), the Debtors' Chapter 11 counsel. The funds in the Segregated Account (the "Segregated Funds") shall be applied to Sonnenschein's fees and expenses, if any, allowed by the Bankruptcy court for Sonnenschein's representation of the Debtors in their Chapter 11 cases (collectively, the "Allowed Sonnenschein Fess"). The Trustee shall maintain the $137,500 in the Segregated Account until Sonnenschein's fees and expenses are allowed by the Bankruptcy Court, at which time such funds, upon the request of Sonnenschein, shall be promptly paid by the Trustee to Sonnenschein upon entry of a final order of the Bankruptcy Court approving such fees and expenses subject to the terms and conditions herein. Any excess of the Allowed Sonnenschein Fees over the Segregated Funds shall constitute allowed Chapter 11 administrative claims and shall be treated as such in accordance with applicable provisions of the Bankruptcy Code. Any excess of the Segregated Funds over the Allowed Sonnenschein Fees shall revert to the Debtors' Chapter 7 estate, free and clear of any claim or interest of Sonnenschein or any other person or entity. Sonnenschein hereby withdraws its objection to this Stipulation and, effective upon the Effective Date, releases and discharges the Trustee, the Bank and their respective present and former directors, officers, employees, agents, financial advisors, attorneys, administrators, successors and assigns from any and all claims under the DIP Order, including without limitation paragraph 9 thereof. Sonnenschein shall be deemed to be a party to this Stipulation for purposes of enforcing its rights, and fulfilling its obligations, under this paragraph 5.

            6.       Miscellaneous.
                     -------------

            The Trustee shall promptly attempt to obtain Bankruptcy Court approval of this Stipulation pursuant to an order in form and substance reasonably satisfactory to the Bank (an "Approval Order"). The parties agree that the Approval Order may be this Stipulation as "So Ordered" by the Bankruptcy Court on the signature pages hereof.

            As used herein, "Effective Date" means the first business day on which the Approval Order becomes a final, non-appealable order.

            This Bankruptcy Court shall have continuing jurisdiction to enforce this Stipulation and to determine any and all disputes arising hereunder or related hereto.

            This Stipulation constitutes the entire understanding among the parties hereto with respect to the subject matter hereof, and this Stipulation may not be changed, modified or altered in any manner except in writing, signed by both parties.

            Except as expressly set forth herein, nothing in this Stipulation shall constitute or be deemed to be an admission by any party of liability or as an acknowledgement of the truth of any allegation asserted by the parties.

            The Background is incorporated into and is a part of this Stipulation.


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



            This Stipulation shall be governed by, and construed and enforced in accordance with, the laws of the state of New York (excluding conflicts of laws) and by the applicable provisions of the Bankruptcy Code.

            7. This Stipulation may be executed in a number of counterparts and all such counterparts shall be taken to be one agreement.

            8. The notice provided in connection witht he motion seeking approval of this Stipulation and Order by the Bankruptcy Court is sufficient under the Federal Rules of Bankruptcy Procedure and Local Rules of this district.

        Dated:  New York, New York

        October 13, 2000

        GERSTEN, SAVAGE & KAPLOWITZ LLP          WACHTELL, LIPTON, ROSEN, & KATZ
        Attorneys for the Trustee          Attorneys for The Bank of Nova Scotia



By: /s/ Harold Jones
   -------------------------------
      Harold D. Jones (HDJ-4652)
      A Member of the Firm               By: /s/ Richard G. Mason
      101 East 52nd Street                        -----------------------------
      New York, New York 10022-6018             Richard G. Mason (RGM-0698)
      (212) 752-9700                            A Member of the Firm
                                                51 East 52nd Street
                                                New York, New York 10019
                                                (212) 403-1000
        SONNENSCHEIN NATH &
ROSENTHAL

        By: /s/ Robert E. Richards
        -------------------------
        Robert E. Richards
        A Partner of the Firm
        1221 Avenue of the Americas
        New York, New York 10020-1089
        212-768-0700


        SO ORDERED:


          /s/  STUART M. BERNSTEIN
        --------------------------
        Stuart M. Bernstein
        Chief United States Bankruptcy Judge
        Dated:New York, New York
        October 16 , 2000
        -----------









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